INVESTOR CONTACT
Bruce R. Foster
4Kids Entertainment, Inc.
(646) 822 – 4258
bfoster@4kidsent.com

4Kids Entertainment Adjourns Section 363 Auction
Company Seeks To Negotiate Alternative Transaction

NEW YORK (June 7, 2012) – 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ), the global children’s entertainment and merchandise licensing company (“Company”), announced today that late last week, the Company received a competing bid (the "Konami Bid") from 4K Acquisition Corp. (the "Konami Bidder"), an indirect subsidiary of Konami Corporation, a Japanese corporation (“Konami”). In the competing bid the Konami Bidder offered to purchase substantially all of the assets of the Company in a transaction under Section 363 of the Bankruptcy Code. The Konami Bid, in the judgment of the Company, represented a Qualified Bid under the terms of the Bidding Procedures (“Bidding Procedures”) approved by the United States Bankruptcy Court for the Southern District of New York (“Court”) in the Company’s Bankruptcy Case pending before the Court.

On June 5, 2012, the Company commenced an auction between the stalking horse bidder, Kidsco Media Ventures LLC (the "Saban Bidder"), an affiliate of Saban Capital (“Saban”), and the Konami Bidder. During the auction, each of the bidders made several improved bids. After several rounds of competitive bidding, the auction was adjourned to allow the bidders to consider an alternative transaction among the Company, the Konami Bidder and the Saban Bidder pursuant to which each of the bidders would acquire certain assets of the Company. The proposed alternative transaction, if consummated, would result in a substantial improvement in the proceeds payable to the Company over the last bid made prior to such adjournment.  The possible alternative transaction is conditioned upon the negotiation of definitive documentation among the Company, the Konami Bidder and the Saban Bidder and the approval of such alternative transaction by the Bankruptcy Court. There can be no assurance that such alternative transaction will be completed.

The Konami Bidder and the Saban Bidder have each agreed that their last bids made prior to the adjournment of the auction will remain binding until July 31, 2012. The last bids made by the respective bidders prior to the adjournment of the auction will result in the Company realizing additional proceeds from the sale of assets when compared to each of the stalking horse bid set forth in the Asset Purchase Agreement entered into between the Company and the Saban Bidder as of April 25, 2012 and the Qualified Bid submitted by the Konami Bidder prior to the auction. If the proposed alternative transaction is not consummated by the Company, the Konami Bidder and  the Saban Bidder, the Company will resume the auction.

About 4Kids Entertainment, Inc.
With U.S. headquarters in New York City, and international offices in London, 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties. Additionally, the Company programs and sells the national advertising time in “The CW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.